Exhibit 10.22

LIFELOCK, INC. 2015 SALES COMMISSION PLAN AGREEMENT
In addition to base salary, LifeLock, Inc. (“LifeLock” or the “Company”) will provide incentive compensation to certain eligible sales employees (“Eligible Employee”) pursuant to the terms and conditions of this Sales Commission Plan (the “Plan”).

1.	PURPOSE AND GOALS. In implementing the Plan, LifeLock’s goal is to align individually established sales goals with those of LifeLock as defined by the strategy: profitable member & revenue growth.

2.	DEFINITIONS. The following definitions are applicable to the capitalized terms used in this Plan and any Plan-related documents:

2.1	Account - LifeLock partner listed in the customer resource management platform (“CRM Platform”).

2.2	Account Commission Period - The period for which an Account is listed as owned by the Eligible Employee and for which commissions are paid.

2.3
Annualized Revenue - Based on the product pricing associated with each Gross New Member and the billing cycle, Revenue is calculated in the month of enrollment on a 12- month pro-rata basis and then multiplied by a Retention Factor.

2.4
Authorized Reseller Opportunities - Those opportunities in which the partner both facilitates enrollment in LifeLock, on behalf of the Gross New Member, and pays LifeLock for corresponding enrollments.

2.5
Billing Partner Opportunities - Those opportunities in which the Gross New Member enrolls directly through LifeLock.com or the contact center with no billing information required from the Gross New Member and in which LifeLock bills the partner for corresponding enrollments.

2.6	Campaign - The marketing plan under a specific Opportunity such as a direct mail campaign, magazine advertisement etc.

2.7	Contract Approval Date - Contract Approval Date is the date that the Opportunity is approved in the CRM Platform.

2.8
Commission Rate - The percentage multiplier that is applied to the Annualized Revenue in order to calculate commissions. This rate is X% of Annualized Revenue for all Gross New Member Enrollments (“GNM”) that fall within the Gross New Member Ownership guidelines. However, if the Eligible Employee brings in Annualized Revenue above his/her quarterly Revenue goal, then the rate is multiplied by 1.12 for all Annualized Revenue for that quarter. For example only:

Annualized Revenue Target for Quarter: $250,000.00
Actual annualized revenue for quarter:	Rate Applied
$0.00 to $250,000	7.5%
+$250,001	8.4%
For individual-specific rates, See Attachment A.

2.9
Employee Benefit Opportunity -- An opportunity that results in Gross New Members enrolling in LifeLock directly or indirectly, as the result of an employer communicating the LifeLock offer to its employees.

2.10	Gross New Member - A person who has been enrolled for the Services and such Services have commenced.

2.11
Gross New Member Ownership - Eligible Employees “own” Gross New Memberships in one of two ways: (1) Gross New Members that come in through partnerships that are past the Account Ownership Period, are owned only by the Campaign Owners (generally PAMs); or (2) Gross New Members that come in through partnerships that are within the Account Ownership Period, are owned by the Campaign Owner and the Opportunity Owner.

2.12	LifeLock’s Internal Compensation Team - The team is comprised of the Chief Financial Officer, Chief Legal Officer, the President and the Vice President of Human Resources.

2.13
New Account - Any Account that has a Contract Approval Date during the then-current Plan Year. Except as specified below, an Account is considered a “New Account” for the first eighteen (18) months from the Contract Approval Date or when LifeLock’s Internal Compensation Team approves certain re-engaged partners. For solution engineers and launch managers, only months one (1) through six (6), will earn commissions as “New Accounts.”

2.13.1
For Billing Partner Opportunities, Authorized Reseller Opportunities and Employee Benefits Opportunities, months nineteen (19) through twenty-four (24), will earn commissions at the same rate as a New Account.

2.14	Opportunity - A sales channel under an Account including Co-Marketing, Breach, Embedded, Wholesale/Reseller, and Employee Benefits.

2.15	Plan Year - The term to which this Commission Agreement applies, January 1, 2015 through December 31, 2015.

2.16
Rate Per Member - A calculated rate by individual based on quarterly quotas. The Rate per Member is multiplied by the total Gross New Members, per the Gross New Member Ownership guidelines. However, if the Eligible Employee brings in Gross New Members above his/her quarterly Gross New Member goal, then the Rate is multiplied by 1.12 for all Gross New Members for that quarter. For example only:

Quarterly Gross New Member Target: 2,500
Actual GMN for Quarter	Rate Applied
0 to 2,500	$2.50
+2,501	$2.80

2.17
Retention Factor - a pre-determined calculation of the average mid-year retention rates by bill cycle by route to market. This calculation is kept constant throughout the year and applied to the Annualized Revenue calculation for Gross New Members contingent on route to market and bill cycle. If a particular partner is determined to have a Retention factor 10% lower than the average for route to market and bill cycle, LifeLock may, in its discretion, apply a lower Retention Factor to the partner in question.

For channel-specific rates, See Attachment A.

3.	WHEN COMMISSIONS ARE EARNED AND PAID OUT

3.1	Commissions are based on Annualized Revenue from Gross New Member enrollments and from Gross New Member counts and are earned quarterly based on the time of the Gross New Member’s enrollment.

3.2
Commissions are calculated by: (1) multiplying the employee’s Quarterly Annualized Revenue by the applicable Commission Rate; and (2) multiplying the total Gross New Members by the applicable Rate per Member. Commissions are paid on the following schedule: Q1 pays on April 17, 2015; Q2 on July 24, 2015; Q3 on October 16, 2015; and Q4 on January 22, 2016.

3.3
The information contained in the CRM Platform, including Gross New Member Ownership, is utilized by LifeLock during the calculation of Annualized Revenue. Each Eligible Employee is responsible for ensuring the accuracy of the Accounts to which he/she is assigned, including pricing, account set- up, ownership, etc., within the CRM Platform. Failure to check and correct the CRM Platform, where applicable, can result in negative impacts to Annualized Revenue calculations and/or attribution of Gross New Members. LifeLock will not be held accountable for any errors and/or omissions the Eligible Employee makes in the CRM Platform that may negatively impact his or her commission. In the event that any such error or omission results in additional commission paid to an Eligible Employee or an underpayment of commission, Eligible Employee must notify LifeLock immediately of the error and will work with LifeLock to correct and rectify the error promptly. Failure to notify LifeLock of any such error or omission when discovered may be grounds for immediate termination from employment.

3.4	All commissions under this Plan are subject to normal federal and state withholding tax, social security and all other employment taxes and authorized payroll deductions.

4.	PAYOUT UPON TERMINATION

4.1
Eligible Employees whose employment with LifeLock terminates for any reason will receive any earned but unpaid commissions in accordance with the appropriate state law regarding final payment of wages. Such payments will be calculated based on all data available as of the date of termination. Eligible Employees who terminate employment during any quarter of the Plan Year will be eligible for a final commission based on all Gross New Members enrolled under their applicable commission plans on or before their final date of employment with LifeLock.

4.2
A check for the final commission payout to employees who separate from employment for any reason will be issued in compliance with relevant state law. NO FURTHER COMMISSIONS MAY BE EARNED BY ELIGIBLE EMPLOYEE AFTER THEIR SEPARATION DATE nor can the rate of commission be altered by events occurring after the termination.

5.	BONUS OPPORTUNITY. An employee may be eligible for one or more opportunities to earn additional sums in addition to the commissions paid under this Plan, as further described in Attachment B.

6.
INTERPRETATION OF PLAN. LifeLock retains the exclusive right to interpret the terms of this Plan. Any Account or Opportunities for any Account may be assigned to specific employees by the Senior Vice President - Sales in his/her sole discretion, based on a variety of factors including client relationships, region, type of Account and which employees are actually servicing an Account. Any question, dispute or issue regarding the interpretation of this Plan shall be submitted to LifeLock’s Internal Compensation Team who shall interpret of the terms of this Plan. The interpretation of LifeLock’s Internal Compensation Team shall be binding, conclusive and final.

7.
MODIFICATION/TERMINATION OF PLAN. LifeLock reserves the right to modify or terminate this Plan at its sole discretion, at any time, on a prospective basis effective upon written notice to the employee. This right to modify or terminate may be triggered by (but not limited to) the following factors: material change in the business, material change in the amount, nature and performance of accounts assigned to eligible employees and material change in the organization or organizational resources. If such modification or termination occurs prior to the end of any month, the employee will receive any commissions earned during the portion of the month the Plan was in effect.

8.
ACKNOWLEDGEMENT. By signing below, Eligible Employee agrees they he/she has read and understands this Sales Commission Plan and agrees to comply by its terms, including LifeLock’s right to make adjustments to my commission advances paid for members who cancel before their annual membership is completed. Eligible Employee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of LifeLock’s Internal Compensation Team for any questions, issues or disputes arising under this Plan. In addition, Eligible Employee understands that nothing in this Plan is intended to alter the at-will nature of his/her employment relationship with the Company.

I, Donald Beck, hereby acknowledge that LifeLock has provided me with my 2015 Sales Commission Plan Agreement including Attachment A. [in accordance with California Labor Code Section 2751 where applicable].

Printed Name: Donald Beck
Signature: /s/ Donald Beck
Date: 2/17/2015

LifeLock representative: /s/ Chris Power
Title: CFO
Date: February 17, 2015